EXHIBIT (g)

                         AMENDMENT TO CUSTODIAN CONTRACT

         Amendment dated as of _______________, 2004, to the custodian contract, dated June 23, 1992, as amended, by and between State Street Bank and Trust Company (the "Custodian") and The Preferred Group of Mutual Funds (the "Fund") (the "Contract").

         In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend and replace Article 5 of the Contract as follows:

5.       Proper Instructions

"PROPER INSTRUCTIONS", which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from the Fund, or from the Fund's investment manager or subadvisor, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund or the Fund's investment manager or subadvisor shall cause all oral instructions to be confirmed promptly in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated asset account in accordance with Section 2.11 of this Contract. The Fund or the Fund's investment manager or subadviser shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

                                            THE PREFERRED GROUP OF MUTUAL FUNDS

                                            By:___________________________

                                            Its: ____________________________

                                            STATE STREET BANK AND TRUST COMPANY


                                            By: _____________________________
                                                Joseph L. Hooley
                                                Executive Vice President